EXHIBIT 99.1

ACTIVCARD ANNOUNCES RESIGNATION OF CEO; EXPECTS 4TH QUARTER REVENUES OF

APPROXIMATELY $6.5 MILLION, WITH CASH OF $229 MILLION

FREMONT, CALIFORNIA – February 3, 2004 – ActivCard Corp. (NASDAQ: ACTI), today announced the resignation of George Garrick as its chief executive officer. William Crowell, chairman of the board, said that Garrick’s resignation was effective immediately and reflected a difference of opinion with the board of directors on the company’s strategic direction. He added that a search for a successor has begun. Garrick joined the company in October 2003.

The board of directors has formed a special committee to assist the company’s executive management team on both strategic and operational matters until a new chief executive officer is appointed. The executive management team will work closely with this special committee to ensure a smooth transition.

The company also indicated that it expects to report revenues approximating $6.5 million and cash and short-term investments totaling approximately $229 million for the fourth quarter ended December 31, 2003.

As previously announced, ActivCard will hold its fourth quarter 2003 and year-end results teleconference and webcast on Thursday, February 12, 2004 at 11:00 a.m., Eastern Time. Blair Geddes will discuss the financial results for those periods, and William Crowell will discuss the company’s plans going forward.

About ActivCard

ActivCard, www.activcard.com, is a global provider of Secure Digital Identity and Authentication solutions for secure remote access, single sign-on and digital ID card solutions. Our scalable systems and strong authentication solutions are trusted by organizations—from enterprise to governments around the world. ActivCard delivers maximum Return On Identity™ (ROI) through increased security, reduced cost, and user convenience. The modular product design allows our customers to add capabilities as required, preserving their investment.

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including risks associated with fluctuations in operating results, our history of losses, the concentration of our customer base, our reliance on strategic relationships, acquisitions and managing our future growth, and other risks identified in our periodic filings with the United States Securities and Exchange Commission, including, but not limited to, those appearing under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, and in our Quarterly Reports on Form 10-Q. Copies of these filings are available from ActivCard and on the SEC’s website at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ActivCard disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ActivCard is a registered trademark and Return on Identity is a trademark of ActivCard in the United States and/or other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.

ActivCard

Julie White

jwhite@activcard.com

510-574-1708

U.S. West Coast

business hours